Exhibit 99.1

Eloqua Announces the Promotion of Alex Shootman to President

VIENNA, Virginia – September 10, 2012 – Eloqua, Inc. (NASDAQ: ELOQ), a leading provider of on-demand Marketing Automation and Revenue Performance Management solutions, today announced the promotion of Alex Shootman to President, from his current position of Chief Revenue Officer. As President, Mr. Shootman will be responsible for Eloqua’s customer facing activities including sales, account management, customer success, industry solutions, professional services, support and channels. He will continue to report to Chairman and Chief Executive Officer Joe Payne. Mr. Shootman will assume his new role effective immediately.

“Since joining Eloqua, Alex has made an extremely positive impact – from our continued growth to our company culture,” said Joe Payne, CEO, Eloqua. “Alex has played a key role in enhancing our sales organization, worked to expand our channels team globally, and helped our customers around the world become successful, modern marketers. Alex has already been performing his expanded responsibilities and has been an important partner for me as I manage the additional responsibilities associated with running a publicly-traded company. Alex’s deep experience and proven leadership is of enormous value as we continue down our path of rapid growth. This promotion is well deserved.”

Mr. Shootman has served as Eloqua’s Chief Revenue Officer since July 2009. Prior to joining the company, Mr. Shootman served as Senior Vice President of worldwide sales and services at Vignette Corporation and as Executive Vice President of sales and marketing at TeleTech Holdings, Inc. He has held sales positions at a number of companies, including BMC Software, Inc. and IBM Corporation. Mr. Shootman holds a Bachelor of Business Administration from the University of Texas at Austin.

Forward Looking Statements

This release contains forward-looking statements, including statements regarding Eloqua’s future financial performance, market growth, the demand for and benefits from the use of Eloqua’s solutions, and general business conditions. Any forward-looking statements contained in this press release are based upon Eloqua’s historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Eloqua’s expectations as of the date of this press announcement. Subsequent events may cause these expectations to change, and Eloqua disclaims any obligation to update the forward-looking statements in the future. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially. Further information on potential factors that could affect actual results is included in our S-1 registration statement which can be found at www.sec.gov.

About Eloqua

Eloqua (NASDAQ: ELOQ) provides solutions to help its customers accelerate revenue growth through Revenue Performance Management. Eloqua provides powerful business insight to inform marketing and sales decisions today that drive revenue growth tomorrow. The company’s mission is to make its customers the fastest growing companies on Earth. More than 1,000 clients rely on the marketing automation power of Eloqua to improve demand generation and lead management while driving more qualified leads. Eloqua’s customers include AON, Dow Jones, ADP, Fidelity, Polycom, and National Instruments. The company is headquartered in Vienna, Virginia, with offices in Cambridge, San Francisco, Austin, Toronto, London, Brussels, Frankfurt and Singapore. For more information, visit www.eloqua.com, subscribe to the It’s All About Revenue blog, call 866-327-8764, or email demand@eloqua.com.

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Investor Relations Contact:

Staci Mortenson

ICR

203-682-8273

staci.mortenson@icrinc.com

Media Contacts:

Sheila Lahar

Eloqua

617-651-8137

sheila.lahar@eloqua.com